Exhibit 99.1

COMBINATORX AND BIO*ONE CAPITAL ESTABLISH COMBINATORX SINGAPORE FOR INFECTIOUS DISEASE PRODUCT DISCOVERY AND DEVELOPMENT

Sir David Lane to join the Board of Directors of CombinatoRx Singapore

BOSTON, MA and SINGAPORE– January 19, 2006 - CombinatoRx, Incorporated, — (NASDAQ:CRXX) and Bio*One Capital of Singapore, today announced the establishment of CombinatoRx Singapore Pte Ltd. CombinatoRx Singapore and Bio*One also announced that Sir David Lane has joined the CombinatoRx Singapore Board of Directors.

CombinatoRx Singapore, will apply CombinatoRx’s combination high throughput screening (cHTS) technology to discover and potentially develop novel product candidates to treat infectious diseases, with an initial focus on Hepatitis C and Hepatitis B.

“The formation of CombinatoRx Singapore is designed to address a significant global health need by advancing the development of novel therapeutics for infectious disease while also acting as a gateway for CombinatoRx to the Asian scientific and business communities,” commented Alexis Borisy, President and CEO of CombinatoRx.  “We chose Singapore because of the availability of world class scientific and clinical talents in infectious diseases, developed intellectual property and regulatory infrastructure and most importantly, the Singapore government’s commitment to the biomedical sciences industry.  In addition, the support of Bio*One Capital allows CombinatoRx to apply its discovery technology and expand its pipeline of new potential medicines in one of the largest global disease markets.”

As a drug development company, CombinatoRx Singapore will focus on developing a range of preclinical and clinical development capabilities.  Located at the Biopolis in Singapore, CombinatoRx Singapore has plans to employ approximately twenty full-time researchers and is expected to commit US$20 million to the development of novel drug candidates for infectious diseases.

“CombinatoRx’s technology may accelerate the discovery and development of product candidates designed to target multiple biological pathways.   Bringing CombinatoRx’s unique competitive advantages to Singapore will position Singapore as a source of innovative new therapeutics to address the large infectious disease market,” said Ms. Swee-Yeok Chu, CEO, Bio*One Capital.  “Bio*One Capital is pleased to be able to help facilitate the growth of CombinatoRx through our financial support, and by providing contacts and linkages with established companies and research institutes in Singapore and Asia.”

In addition, CombinatoRx Singapore and Bio*One Capital announced that Sir David Lane will join the Board of Directors of CombinatoRx Singapore. “We are proud to have attracted an individual of such high caliber to CombinatoRx Singapore’s Board of Directors,” said Alexis Borisy. “His extensive research and industry experience, and leadership in molecular and cell biology research will be extremely valuable as CombinatoRx Singapore works towards advancing the discovery, development and commercialization of its product candidates in Singapore.”

About CombinatoRx

CombinatoRx, Incorporated is a biopharmaceutical company focused on developing new medicines built from synergistic combinations of approved drugs, designed to attack disease on multiple fronts. CombinatoRx applies its proprietary combination drug discovery technology to identify new combination product candidates in a number of disease areas, including immuno-

inflammatory disease, oncology, metabolic disease, neurodegenerative disease, and infectious disease. By applying our proprietary screening technology, we have discovered and advanced into clinical trials a portfolio of seven product candidates targeting multiple diseases. For further information, please visit the CombinatoRx website at www.combinatorx.com.

About Bio*One Capital Pte Ltd

Bio*One Capital is a leading, dedicated biomedical sciences investment management company based in Singapore with a global presence.  With funds of over US$700 million, investments are focused on promising biomedical companies where Bio*One Capital can play a value adding role in bridging and supporting companies’ growth strategies in Asia through their operations in Singapore.  Bio*One Capital offers a strong combination of financial, business, scientific and investment know-how to enhance the value of companies in activities ranging from intellectual property generating research, to clinical and product development, manufacturing and commercialization.  Through its extensive networks with global pharmaceutical, biotechnology, medical technology companies and venture capital corporations, Bio*One Capital proactively facilitates partnering and collaborative opportunities to help its portfolio companies grow into sustainable and successful ventures. For more information, please visit http://www.bio1capital.com

Biographical Note

Professor Sir David Lane, one of the scientists credited with the landmark discovery of cancer gene p53, has been the Executive Director of A*STAR’s Institute of Molecular and Cell Biology (IMCB) since August 2004.  He is among the most highly cited medical scientists in the UK in the last decade, has won many international prizes, and is a member of the European Molecular Biology Organization (EMBO). He is also a Fellow of the UK’s premier scientific academy, the Royal Society, as well as the Royal Society of Edinburgh; the Royal College of Pathologists and the Academy of Medical Sciences. For his contributions to cancer research, he was knighted in October 2000.

Forward-Looking Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 concerning CombinatoRx, its funding and research plans for its CombinatoRx Singapore subsidiary, its plans for research and development of infectious disease product candidates in Singapore, its relationship with Bio*One Capital, the market for HCV and HBV product candidates, its drug discovery technology and CombinatoRx Singapore’s Board of Directors. These forward-looking statements about future expectations, plans and prospects of CombinatoRx and CombinatoRx Singapore involve significant risks, uncertainties and assumptions, including risks related to the unproven nature of the Company’s drug discovery technology, the Company’s ability to initiate and successfully complete clinical trials of its product candidates, the Company’s limited experience with Bio*One and with operating a foreign subsidiary and research and development collaborations, potential difficulty and delays in obtaining regulatory approval for the sale and marketing of its product candidates, the Company’s ability to obtain additional funding for its research and development and those other risks that can be found in the “Risk Factors” section of CombinatoRx’s Registration Statement on Form S-1 on file with the Securities and Exchange Commission. No forward-looking statement can be guaranteed and actual results may differ materially from those CombinatoRx projects. In addition, the forward-looking statements included in this press release represent CombinatoRx’s views as of the date of this release. CombinatoRx anticipates that subsequent events and developments will cause its views to change. However, while CombinatoRx may elect to update these forward-looking statements at some point in the future, CombinatoRx specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing CombinatoRx’s views as of any date subsequent to the date of this release.

(c) 2006 CombinatoRx, Incorporated. All rights reserved. 650 Albany Street, Boston MA 02118 Ph: 617 425 7000 Fax: 617 425 7010 www.combinatorx.com

Contacts: CombinatoRx, Incorporated	Bio*One Capital
Robert Forrester	Sheo S. Rai
Executive Vice President,	Assistant Head
Chief Financial Officer	Marketing Communications
1-617-425-7100	65-6395-7784
rforrester@combinatorx.com	sheo_shanker_rai@bmsg.gov.sg

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